EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-80230, No. 333-32569, No. 333-57565, No. 333-99185, and No. 333-62570, each on Form S-8, and Amendment No. 1 to No. 33-84536, Amendment No. 4 to No. 333-70295, Post-Effective Amendment No. 1 to No. 333-92959, No. 333-103119, Amendment No. 1 to No. 333-123612, and No. 333-126046, each on Form S-3, of Camden Property Trust, of our report dated March 8, 2006, except for Notes 1, 2, 4, 5 and 18 as to which the date is May 31, 2006, related to the financial statements, appearing in the Current Report on Form 8-K of Camden Property Trust filed on May 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 31, 2006